United Surgical Partners International, Inc.
Unaudited Pro Forma Consolidated Statement of Income by Quarter
(In thousands, except per share amounts)

EXHIBIT 99.3

	2003 Quarters					2004 Quarters
	First	Second	Third	Fourth	Year	First	Second	YTD Jun 04
Net patient service revenue	$62,855	$67,695	$67,598	$74,804	$272,952	$80,655	$84,100	$164,755
Management and administrative services revenue	8,037	9,161	9,482	9,525	36,205	9,505	9,702	19,207
Equity in earnings (loss) of unconsolidated affiliates	2,541	3,265	4,624	4,644	15,074	5,310	5,149	10,459
Other income	309	339	365	394	1,407	212	164	376

Total revenues	73,742	80,460	82,069	89,367	325,638	95,682	99,115	194,797
Salaries, benefits and other employee costs	16,857	17,946	18,798	21,450	75,051	22,635	24,035	46,670
Medical services and supplies	11,372	11,758	12,231	13,694	49,055	14,434	15,297	29,731
Other operating expenses	13,420	15,046	15,472	15,491	59,429	16,724	17,460	34,184
General and administrative expenses	5,836	6,404	6,339	7,240	25,819	6,795	7,154	13,949
Provision for doubtful accounts	1,367	1,749	1,941	1,802	6,859	2,012	1,587	3,599
Depreciation and amortization	5,278	5,501	5,883	6,038	22,700	6,350	6,548	12,898

Total operating expenses	54,130	58,404	60,664	65,715	238,913	68,950	72,081	141,031

Operating income	19,612	22,056	21,405	23,652	86,725	26,732	27,034	53,766
Interest income	272	188	274	281	1,015	168	217	385
Interest expense	(6,082)	(5,920)	(6,373)	(6,488)	(24,863)	(6,408)	(6,834)	(13,242)
Other	6	102	589	36	733	7	23	30

Total other expense, net	(5,804)	(5,630)	(5,510)	(6,171)	(23,115)	(6,233)	(6,594)	(12,827)

Income before minority interests	13,808	16,426	15,895	17,481	63,610	20,499	20,440	40,939
Minority interests in income of consolidated subsidiaries	(4,891)	(6,023)	(5,700)	(7,345)	(23,959)	(7,928)	(7,134)	(15,062)

Income before income taxes	8,917	10,403	10,195	10,136	39,651	12,571	13,306	25,877
Income tax expense	(3,372)	(3,878)	(3,834)	(3,850)	(14,934)	(4,723)	(4,732)	(9,455)

Net income	$5,545	$6,525	$6,361	$6,286	$24,717	$7,848	$8,574	$16,422

Net income per share attributable to common shareholders:
Basic	$0.21	$0.24	$0.23	$0.23	$0.91	$0.28	$0.31	$0.59
Diluted	$0.20	$0.23	$0.22	$0.22	$0.88	$0.27	$0.29	$0.56
Weighted average number of common shares:
Basic	27,047	27,064	27,151	27,266	27,133	27,720	27,865	27,793
Diluted	27,757	27,950	28,398	28,797	28,244	29,178	29,247	29,214
Supplemental Data:
EBITDA (1)	$24,890	$27,557	$27,288	$29,690	$109,425	$33,082	$33,582	$66,664
EBITDA less minority interests (1)	19,999	21,534	21,588	22,345	85,466	25,154	26,448	51,602
Effective tax rate	37.8%	37.3%	37.6%	38.0%	37.7%	37.6%	35.6%	36.5%

Note: The statements above reflect the quarterly breakouts of the information provided in Exhibit 99.5 to this Form 8-K.

(1) EBITDA is calculated as operating income plus depreciation and amortization. United Surgical Partners International uses EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance. EBITDA is commonly used as an analytical indicator within the health care industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation methods, EBITDA as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.